Exhibit (k)(11)

ASSIGNMENT, CONSENT AND AMENDMENT AGREEMENT

This ASSIGNMENT, CONSENT AND AMENDMENT AGREEMENT (this “Agreement”) is dated as of March 10, 2022, by and between THE BANK OF NEW YORK MELLON, as assignee (“Bank”), PERSHING LLC, as assignor (“Broker”), WESTERN ASSET HIGH INCOME FUND II INC., as pledgor (“Customer”), and THE BANK OF NEW YORK MELLON, as custodian (“Custodian”).

WHEREAS, Broker and Customer have entered into a certain Credit Agreement for Margin Financing, dated as of December 15, 2010 (including all annexes, exhibits and schedules thereto, and as amended, modified or supplemented from time to time, the “Credit Agreement”); and

WHEREAS, Broker, Customer and Custodian have entered into a certain Special Custody and Pledge Agreement, dated as of March 28, 2018 (including all annexes, exhibits and schedules thereto, and as amended, modified or supplemented from time to time, the “SCPA”), pursuant to which Customer granted a security interest to Broker over certain assets to secure Customer’s obligations to Broker; and

WHEREAS, Unless otherwise defined herein, all capitalized terms used herein shall have the meanings ascribed to such terms in the Credit Agreement or the SCPA, as applicable; and

WHEREAS, Pershing has transferred its interest in the Credit Agreement to BNYM and in connection with such transfer the parties thereto have made certain amendments thereto; and

WHEREAS, Broker desires to transfer and assign all of its rights and obligations under the SCPA, and Bank desires to assume all of such rights and obligations, and in connection with such assignment, certain amendments to the SCPA are required to be made; and

WHEREAS, each of Customer and Custodian desires to provide its consent to such transfer, and each of the parties desires to agree to such amendments.

NOW, THEREFORE, the parties hereto, each intending to be legally bound, do hereby agree as follows:

1.	Assignment and Assumption. Broker hereby transfers and assigns to Bank, and Bank hereby accepts and assumes, all of Broker’s rights and obligations under the SCPA.

2.	Amendments.

(a)	All references in the SCPA to “Pershing LLC” and “Broker” shall be deleted and replaced with references to “The Bank of New York Mellon” and “Bank”.

(b)	The first WHEREAS clause is deleted in its entirety and replaced with the following:

“WHEREAS, Bank is a New York State chartered bank; and”

(c)	The second WHEREAS clause is deleted in its entirety and replaced with the following:

“WHEREAS, Bank and Customer are parties to a Credit Agreement for Margin Financing (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), pursuant to which Customer has obtained margin financing; and”

(d)	“The fourth WHEREAS clause is deleted in its entirety and replaced with the following:

“WHEREAS, Bank is required to comply with applicable laws and regulations, including margin regulations (“Margin Rules”) Bank’s internal policies;”

(e)	The separate account referred to in Section 2(a) of the SCPA shall be renamed to be “Special Custody Account for The Bank of New York Mellon, as Pledgee of WESTERN ASSET HIGH INCOME FUND II INC.”

(f)	Section 14(c) of the SCPA is hereby deleted in its entirety and replaced with the following:

“if to Bank, to:	The Bank of New York Mellon
240 Greenwich Street, 4th Floor
New York, NY 10286
Attention: STL Desk – Steve Brennan
Telephone no.: 212-815-2270
E-mail: stephen.brennan@bnymellon.com”

(g)	Section 17 of the SCPA is hereby deleted in its entirety and replaced with the following:

“(17) Each of the parties hereto hereby submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in the Borough of Manhattan in New York City for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby and to the jurisdiction of any other court located elsewhere as the Bank may select to enforce any judgment hereunder. Each of the parties hereto hereby irrevocably waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. EACH OF THE PARTIES WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(h)	Section 22 of the SCPA is hereby deleted in its entirety.

3. Representations. Client hereby reaffirms, represents and warrants that, both before and after giving effect to this Agreement, (a) each representation and warranty made in the Credit Agreement is true and correct in all material respects as of the date hereof and (b) no Default or Event of Default has occurred and is continuing

4. Consent. Each of Customer and Custodian hereby consents to the transfer and assignment of the SCPA from Broker to Bank as set forth herein and approves the amendments made pursuant to this Agreement.

5. Miscellaneous.

(a)

Except as expressly amended hereby, all of the provisions of the SCPA shall continue in full force and effect; and are hereby ratified and confirmed in all respects. Upon the effectiveness of this Agreement, all references in the SCPA to “this Agreement” (and all indirect references such as “herein”, “hereby”, “hereunder” and “hereof”) shall be deemed to refer to the SCPA as amended by this Agreement.

(b)

This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which shall constitute but one agreement. Delivery of an executed signature page of this Agreement by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

(c)	This Agreement will be governed by and construed in accordance with the laws of the State of New York (without reference to choice of law doctrine).

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

THE BANK OF NEW YORK MELLON, as assignee

By:	/s/ Stephen Brennan
Name:	Stephen Brennan
Title:	Director

By:	/s/ Kieran Lynch
Name:	Kieran Lynch
Title:	MD

PERSHING LLC, as assignor

By:	/s/ Jason Lofling
Name:	Jason Lofling
Title:	CFO

WESTERN ASSET HIGH INCOME FUND II INC., as pledgor

By:	/s/ Jane Trust
Name:	Jane Trust
Title:	President and CEO

THE BANK OF NEW YORK MELLON, as custodian

By:	/s/ Michael Keenan
Name:	Michael Keenan
Title:	Director

[Signature page to Assignment, Consent and Amendment Agreement]